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                                                                    EXHIBIT 2.1








                          AGREEMENT AND PLAN OF MERGER

                                      AMONG

                         FIRST MANITOWOC BANCORP, INC.,

                                FMB INTERIM CORP.

                                       AND

                      DAIRY STATE FINANCIAL SERVICES, INC.

                                 AUGUST 19, 1999


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                                TABLE OF CONTENTS

ARTICLE I THE MERGER...............................................................................................................2

         SECTION 1.01        The Merger............................................................................................2
         SECTION 1.02        Effective Time........................................................................................2
         SECTION 1.03        Effect of the Merger..................................................................................2
         SECTION 1.04        Articles of Incorporation and Bylaws..................................................................3
         SECTION 1.05        Directors and Officers................................................................................3
         SECTION 1.06        Conversion of Securities..............................................................................3
         SECTION 1.07        Payment...............................................................................................4
         SECTION 1.08        Stock Transfer Books..................................................................................6

ARTICLE II REPRESENTATIONS AND WARRANTIES OF DAIRY STATE...........................................................................6

         SECTION 2.01        Organization and Qualification of Dairy State, Subsidiaries...........................................6
         SECTION 2.02        Articles of Incorporation and Bylaws..................................................................7
         SECTION 2.03        Capitalization........................................................................................7
         SECTION 2.04        Authority.............................................................................................8
         SECTION 2.05        No Conflict, Required Filings and Concerns............................................................9
         SECTION 2.06        Compliance, Permits..................................................................................10
         SECTION 2.07        Banking Reports and Financial Statements.............................................................10
         SECTION 2.08        Absence of Certain Changes or Events.................................................................11
         SECTION 2.09        Absence of Litigation................................................................................11
         SECTION 2.10        Employee Benefit Plans...............................................................................12
         SECTION 2.11        Employment Contracts, Material Contracts.............................................................14
         SECTION 2.12        Title to Property....................................................................................14
         SECTION 2.13        Compliance with Environmental Laws...................................................................15
         SECTION 2.14        Absence of Agreements................................................................................17
         SECTION 2.15        Taxes................................................................................................17
         SECTION 2.16        Insurance............................................................................................18
         SECTION 2.17        Absence of Adverse Agreements........................................................................18
         SECTION 2.18        Internal Controls and Records........................................................................18
         SECTION 2.19        Loans................................................................................................19
         SECTION 2.20        Labor Matters........................................................................................19

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

         SECTION 2.21        Brokers..............................................................................................19
         SECTION 2.22        Full Disclosure......................................................................................19
         SECTION 2.23        Vote Required........................................................................................19

ARTICLE III REPRESENTATIONS AND WARRANTIES OF FMB.................................................................................20

         SECTION 3.01        Organization and Qualification.......................................................................20
         SECTION 3.02        Authority............................................................................................20
         SECTION 3.03        No Conflict, Required Filings and Consents...........................................................20
         SECTION 3.04        Compliance, Permits..................................................................................21
         SECTION 3.05        Securities Reports, Financial Statements.............................................................21
         SECTION 3.06        Absence of Certain Changes or Events.................................................................22
         SECTION 3.07        Absence of Litigation................................................................................22
         SECTION 3.08        Absence of Agreements................................................................................23
         SECTION 3.09        Brokers..............................................................................................23
         SECTION 3.10        Full Disclosure......................................................................................23
         SECTION 3.11        Regulatory Approval..................................................................................23

ARTICLE IV COVENANTS OF DAIRY STATE...............................................................................................23

         SECTION 4.01        Affirmative Covenants................................................................................23
         SECTION 4.02        Negative Covenants...................................................................................24
         SECTION 4.03        Access and Information...............................................................................27
         SECTION 4.04        Expenses.............................................................................................28
         SECTION 4.05        Deliver of Shareholder List..........................................................................28

ARTICLE V COVENANTS OF FMB........................................................................................................28

         SECTION 5.01        Affirmative Covenants................................................................................28
         SECTION 5.02        Indemnification......................................................................................29
         SECTION 5.03        Directors' and Officers' Insurance...................................................................29

ARTICLE VI ADDITIONAL AGREEMENTS..................................................................................................30

         SECTION 6.01        Meeting of Shareholders..............................................................................30
         SECTION 6.02        Appropriate Action, Consents, Filings................................................................30
         SECTION 6.03        Notification of Certain Matters......................................................................31

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

         SECTION 6.04        Public Announcements.................................................................................31
         SECTION 6.05        Environmental Matters................................................................................31

ARTICLE VII CONDITIONS OF MERGER..................................................................................................31

         SECTION 7.01        Conditions to Obligation of Each Party to Effect the Merger..........................................31
         SECTION 7.02        Additional Conditions to Obligations of FMB..........................................................32
         SECTION 7.03        Additional Conditions to Obligations of Dairy State..................................................34

ARTICLE VIII TERMINATION, AMENDMENT and WAIVER....................................................................................34

         SECTION 8.01        Termination..........................................................................................34
         SECTION 8.02        Effect of Termination................................................................................36
         SECTION 8.03        Amendment............................................................................................36
         SECTION 8.04        Waiver...............................................................................................36

ARTICLE IX GENERAL PROVISIONS.....................................................................................................36

         SECTION 9.01        Non-Survival of Representations, Warranties and Agreements...........................................36
         SECTION 9.02        Disclosure Schedules.................................................................................36
         SECTION 9.03        Notices..............................................................................................37
         SECTION 9.04        Headings.............................................................................................38
         SECTION 9.05        Severability.........................................................................................38
         SECTION 9.06        Entire Agreement.....................................................................................38
         SECTION 9.07        Assignment...........................................................................................39
         SECTION 9.08        Parties in Interest..................................................................................39
         SECTION 9.09        Governing Law........................................................................................39
         SECTION 9.10        Counterparts.........................................................................................39



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                          AGREEMENT AND PLAN OF MERGER

                  AGREEMENT AND PLAN OF MERGER, dated as of August 19, 1999 (the "Agreement"), among FIRST MANITOWOC BANCORP, INC., a Wisconsin corporation ("FMB"), FMB INTERIM CORP., a Wisconsin corporation ("Interim") and DAIRY STATE FINANCIAL SERVICES, INC., a Wisconsin corporation ("Dairy State").

                              W I T N E S S E T H:

                  WHEREAS, Dairy State is a bank holding company, the wholly-owned subsidiary of which is Dairy State Bank, a Wisconsin banking corporation located in Plymouth, Wisconsin (the "Bank"); and

                  WHEREAS, the Bank has only one wholly-owned subsidiary, Dairy State Investments, Inc., a Delaware corporation ("Investments"). The Bank and Investments are sometimes individually referred to herein as a "Subsidiary" and collectively as the "Subsidiaries;" and

                  WHEREAS, Interim, a wholly-owned subsidiary of FMB upon the terms and subject to the conditions of this Agreement and in accordance with the Wisconsin Business Corporation Law ("Wisconsin Law"), will merge with and into Dairy State (the "Merger"); and

                  WHEREAS, Dairy State and its Board of Directors have determined the Merger will enhance the ability of the Bank to better serve its existing depositors and customers in Plymouth, Wisconsin, and increase the financial strength of the Bank; and

                  WHEREAS, the Board of Directors of Dairy State believes the Merger will benefit the shareholders and the employees of Dairy State and the Subsidiaries; and

                  WHEREAS, the respective Boards of Directors of FMB, Interim and Dairy State have (i) determined that the Merger and the exchange of shares of Dairy State's Common Stock for cash pursuant to the terms and conditions of this Agreement are fair to and in the best interests of the respective corporations and their shareholders, and (ii) approved and adopted this Agreement and the transactions contemplated hereby; and

                  WHEREAS, the Board of Directors of Dairy State has, subject to its fiduciary duties under applicable law, resolved to recommend approval of the Merger by the shareholders of Dairy State; and

                  WHEREAS, as a condition and inducement to FMB's willingness to enter into this Agreement, FMB and certain shareholders of Dairy State are entering into concurrently with the execution and delivery hereof, a Voting Agreement dated as of the date hereof and in the form attached hereto as Exhibit A (the "Voting Agreement"), pursuant to which such shareholders shall make certain agreements with respect to the voting of their shares of Dairy State Common Stock.

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                  NOW, THEREFORE, in consideration of the foregoing and the
mutual covenants and agreements herein contained, and intending to be legally bound hereby, FMB, Interim and Dairy State hereby agree as follows:

                                    ARTICLE I

                                   THE MERGER

                  SECTION 1.01 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with Wisconsin Law, at the Effective Time (as defined in Section 1.02) Interim shall be merged with and into Dairy State. As a result of the Merger, the separate corporate existence of Dairy State shall cease and Interim shall continue as the surviving corporation of the Merger (the "Surviving Corporation").

                  SECTION 1.02 Effective Time. The parties hereto shall cause the Merger to be consummated by filing Articles of Merger (the "Articles of Merger") with the Department of Financial Institutions of the State of Wisconsin, in such form as required by, and executed in accordance with the relevant provisions of Wisconsin Law (a) after the satisfaction, or if permissible, waiver of conditions set forth in Article VII, and (b) as promptly as possible after the latest of the following dates:

                           (i) The 30th calendar day after the date of
                  approval of the Merger by the Board of Governors of the Federal Reserve System (the "Federal Reserve Board");

                          (ii) Such date as may be prescribed by the
                  Federal Reserve Board or any other agency or authority pursuant to applicable law, rules or regulations, prior to which consummation of the transaction described and referred to herein may not be effected;

                         (iii) The date of the shareholders' meeting
                  of Dairy State to vote upon the Merger pursuant to Section 6.01; or

                          (iv) If the transaction contemplated by this
                  Agreement is being contested in any legal proceeding and FMB or Dairy State has elected to contest the same, the date that such legal proceeding has been brought to a conclusion favorable, in the judgment of FMB or Dairy State, to the consummation of the transaction contemplated hereby.

                  The date and time of the filing of the Articles of Merger is hereinafter referred to as the "Effective Time".

                  SECTION 1.03 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Wisconsin Law. Without



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limiting the generality of the foregoing, and subject thereto, at the Effective
Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of Interim and Dairy State shall vest in the Surviving Corporation, and all debts, liabilities and duties of Interim and Dairy State shall become the debts, liabilities and duties of the Surviving Corporation.

                  SECTION 1.04 Articles of Incorporation and Bylaws. At the Effective Time, the Articles of Incorporation and the Bylaws of Dairy State, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation and the Bylaws of the Surviving Corporation.

                  SECTION 10.5 Directors and Officers. The directors of Interim immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation, and the officers of Interim immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

                  SECTION 1.06 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of FMB, Interim, Dairy State, or the holders of any of the following securities:

                           (a) each of the 2,900 shares of common stock, par
                  value $50 per share of Dairy State (the "Dairy State Common Stock"), issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled pursuant to Section 1.06(b) and other than any dissenting shares as defined in Section 1.06(c)), shall be converted in accordance with Section 1.07 into the right to receive cash at the rate of $4,662.33 per share, all in accordance with the terms and conditions hereof and of the Plan of Merger dated as of the date hereof and in the form attached hereto as Exhibit B (the "Plan of Merger"). As of the Effective Time, all shares of Dairy State Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each certificate previously representing any such shares of Dairy State Common Stock shall thereafter represent the right to receive cash in the amount into which such Dairy State Common Stock is convertible. Certificates previously representing shares of Dairy State Common Stock shall be exchanged for the cash representing the consideration therefor upon the surrender of such certificates in accordance with the provisions of Section 1.07, without interest.

                           (b) each share of Dairy State Common Stock held in
                  the treasury of Dairy State, each share of 5% preferred stock, par value $250 per share of Dairy State (the "Dairy State Preferred Stock"), and each share of Dairy State Common Stock owned by FMB or any direct or indirect wholly owned subsidiary of FMB immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof and no payment shall

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                  be made with respect thereto.

                           (c) each share of Dairy State Common Stock which
                  shall be issued and outstanding as of the Effective Time and held by a shareholder who has validly perfected dissenter's rights in accordance with Wisconsin Law, shall not be converted into and shall not become cash in the amount designated hereunder (all such shares of Dairy State Common Stock are hereinafter called "Dissenting Shares of Dairy State Common Stock"). Dairy State shall give FMB prompt notice upon receipt by Dairy State of any written notice from any such shareholder of Dairy State ("Dissenting Shareholder"). Dairy State agrees that prior to the Effective Time, it will not, except with prior written consent of FMB, voluntarily make any payment with respect to, or settle or offer to settle, any request for withdrawal pursuant to the exercise of dissenter's rights. Each Dissenting Shareholder who becomes entitled, pursuant to the provisions of applicable law, to payment for his or her shares of Dairy State Common Stock shall receive payment therefor from FMB (but only after the amount thereof shall be agreed upon or finally determined pursuant to the provisions of applicable law). If any Dissenting Shareholder shall fail to perfect or shall effectively withdraw or lose his or her right to receive the value of his or her shares of Dairy State Common Stock, his or her shares shall be thereupon converted into cash in accordance with the provisions of
                  Section 1.06(a).

                  SECTION 1.07      Payment.

                           (a) Payment Agent. As of the Effective Time, FMB
                  shall deposit, or shall cause to be deposited, with First National Bank in Manitowoc (the "Payment Agent"), and such deposit shall be solely for the benefit of the holders of shares of Dairy State Common Stock, for payment in accordance with this Article I through the Payment Agent, cash in the aggregate amount of $13,520,757 (hereinafter referred to as the "Payment Fund") issuable pursuant to Section 1.06 in payment for outstanding shares of Dairy State Common Stock.

                           (b) Payment Procedures. Ten business days prior to
                  the Effective Time, the Payment Agent shall mail or personally deliver to each holder of record (or his or her attorney-in-fact) of a certificate or certificates which at the time of such mailing represented outstanding shares of Dairy State Common Stock (the "Certificates"), whose shares of Dairy State Common Stock were converted into the right to receive cash pursuant to Section 1.06, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Payment Agent and shall be in such form and have such other provisions as FMB may reasonably specify) ("Letter of Transmittal") and
                  (ii) instructions for use in effecting the surrender of the Certificates in exchange for the cash consideration. As soon as reasonably practicable after the Effective Time, the


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                  Payment Agent shall mail or personally deliver to each holder of a Certificate or Certificates who was not previously sent a Letter of Transmittal, (i) a Letter of Transmittal and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the cash consideration. Upon surrender of a Certificate for cancellation to the Payment Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor cash representing the consideration for such shares of Dairy State Common Stock as provided in Section 1.06(a), and the Certificate so surrendered shall forthwith be cancelled and payment made forthwith. Dairy State shareholders entitled to receive more than $100,000 may specify payment by wire transfer. In the event of a transfer of ownership of shares of Dairy State Common Stock which are not registered in the transfer records of Dairy State, cash representing the proper consideration may be issued to a transferee if the Certificate representing such shares of Dairy State Common Stock is presented to the Payment Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 1.07, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive cash upon such surrender as contemplated by Section 1.06(a).

                           (c) Distributions with Respect to Unexchanged shares
                  of Dairy State Common Stock. No cash payment for shares shall be paid to any holder of any unsurrendered Certificates pursuant to Section 1.06(a), until the holder of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the holder, without interest, the amount of any cash to which such holder is entitled pursuant to Section 1.06(a).

                           (d) No Further Rights in the shares of Dairy State
                  Common Stock. The cash paid pursuant to Section 1.06(a) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Dairy State Common Stock.

                           (e) Termination of Payment Fund. Any portion of the
                  Payment Fund which remains undistributed to the shareholders of Dairy State for six months after the Effective Time shall be delivered to FMB, upon demand, and any shareholders of Dairy State who have not theretofore complied with this
                  Article I shall thereafter look only to FMB for payment of their claim for cash as provided in Section 1.06(a).

                           (f) No Liability. Neither FMB, Interim or Dairy State
                  shall be liable to any holder of shares of Dairy State Common Stock for any such shares of Dairy State Common Stock or cash delivered to a public official pursuant to


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                  any abandoned property, escheat or similar law.

                           (g) Withholding Rights. FMB shall be entitled to
                  deduct and withhold from any cash consideration payable pursuant to this Agreement to any holder of shares of Dairy State Common Stock such amounts as FMB is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by FMB, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Dairy State Common Stock in respect of which such deduction and withholding was made by FMB.

                  SECTION 1.08 Stock Transfer Books. At the Effective Time, the stock transfer books of Dairy State shall be closed and there shall be no further registration of transfers of shares of Dairy State Common Stock thereafter on the records of Dairy State. From and after the Effective Time, the holders of certificates evidencing ownership of shares of Dairy State Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Dairy State Common Stock except as otherwise provided herein or by law. On or after the Effective Time, any Certificates presented to the Payment Agent or FMB for any reason shall be converted into cash in accordance with Section 1.06(a).

                                   ARTICLE II

                  REPRESENTATIONS AND WARRANTIES OF DAIRY STATE

                  Except as set forth in the Disclosure Schedule attached hereto (the "Dairy State Disclosure Schedule"), Dairy State hereby represents and warrants to FMB and Interim that:

                  SECTION 2.01 Organization and Qualification of Dairy State, Subsidiaries. Dairy State is a corporation duly organized and validly existing under the laws of the State of Wisconsin. The Bank is a duly organized and validly existing Wisconsin banking corporation. Investments is duly organized, validly existing and in good standing under the laws of the State of Delaware. The Bank has been the only subsidiary of Dairy State. Investments has been the only subsidiary of the Bank. Dairy State and Subsidiaries each has the requisite corporate power and authority and is `in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders ("Dairy State Approvals") necessary to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority and Dairy State Approvals would not, individually or in the aggregate, have a Material Adverse Effect (as defined below) on Dairy State and the Subsidiaries, taken as a whole. The term "Material Adverse Effect" as used in this Agreement shall mean any condition, event, change or occurrence that has or may reasonably be expected to have a material adverse affect on the condition (financial or


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otherwise), properties, assets, liabilities, business,
operations or results of operations, of Dairy State and the Subsidiaries, it being understood that a Material Adverse Effect shall not include: (i) a change with respect to, or effect on, Dairy State and the Subsidiaries resulting from a change in law, rule, regulation, generally accepted accounting principles or regulatory accounting principles, as such would apply to the financial statements of Dairy State and the Subsidiaries; (ii) a change with respect to, or effect on, Dairy State and the Subsidiaries, resulting from reasonable expenses (such as legal, accounting and investment bankers' fees) incurred in connection with this Agreement or reasonable expenses (such as legal, accounting and investment bankers' fees) incurred in connection with the transactions contemplated by this Agreement, or (iii) a change with respect to, or effect on, Dairy State and the Subsidiaries resulting from any other matter affecting depository institutions generally (including, without limitation, financial institutions and their holding companies) including, without limitation, changes in general economic conditions and changes in prevailing interest and deposit rates. Neither Dairy State nor any Subsidiary has received notice of proceedings relating to the revocation or modification of any Dairy State Approvals. Dairy State, the Bank and Investments are duly qualified or licensed as a foreign corporations to do business, and are in good standing, in each jurisdiction where the character of their properties owned, leased or operated by them or the nature of their activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, either individually or in the aggregate, have a Material Adverse Effect on Dairy State or the Subsidiaries, taken as a whole. Dairy State is registered with the Federal Reserve Board as a one bank holding company under the Bank Holding Company Act of 1956, as amended (the "BHCA"). Except for the Subsidiaries and as set forth on Schedule 2.01, Dairy State holds no interest, either directly or indirectly, in any other entity.

                  SECTION 2.02 Articles of Incorporation and Bylaws. Dairy State has heretofore furnished to FMB a complete and correct copy of the Articles of Incorporation and the Bylaws, as amended or restated, of Dairy State and the Subsidiaries and such Articles of Incorporation and Bylaws of Dairy State and the Subsidiaries are in full force and effect and neither Dairy State nor the Subsidiaries is in violation of any of the provisions of its Articles of Incorporation or Bylaws.

                  SECTION 2.03      Capitalization.

                           (a) Capitalization of Dairy State. The aggregate
                  number of shares which Dairy State is authorized to issue is 4,625, consisting of 3,000 shares of Dairy State Common Stock and 1,625 shares of Preferred Stock. As of the date of this Agreement, (i) 1,517 shares of Dairy State Preferred Stock and 2,900 shares of Dairy State Common Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable (except as provided in section 180.0622(2)(b) of the Wisconsin Law and Section 220.07 of the Wisconsin Statutes), and all of which have been issued in compliance with applicable securities laws, and (ii) no shares of Dairy State Preferred Stock or Dairy State Common Stock are held in Dairy State's treasury. Except as set forth in Dairy State's Disclosure Schedule at Section 2.03(a), as of the date of this Agreement,



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

                  there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Dairy State or obligating Dairy State to issue or sell any shares of capital stock of, or other equity interests in Dairy State. There are no obligations, contingent or otherwise, of Dairy State to repurchase, redeem or otherwise acquire any shares of Dairy State Preferred Stock or Dairy State Common Stock or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other entity.

                           (b) Capitalization of the Bank. The authorized
                  capital stock of the Bank consists of 40 shares of common stock, par value $7,500 per share. As of the date of this Agreement, (i) 40 shares of the Bank's common stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable (except as provided in section 180.0622(2)(b) of the Wisconsin Law and Section 220.07 of the Wisconsin Statutes), and all of which have been issued in compliance with applicable securities laws, and (ii) Dairy State owns all of the Bank's capital stock. Except as set forth in Dairy State's Disclosure Schedule at Section 2.03(b), as of the date of this Agreement, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Bank or obligating the Bank to issue or sell any shares of capital stock of, or other equity interests in the Bank. There are no obligations, contingent or otherwise, of the Bank to repurchase, redeem or otherwise acquire any shares of the Bank's capital stock or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other entity.

                           (c) Capitalization of Investments. The authorized
                  capital stock of Investments consists of 100 shares of common stock, par value $1.00 per share. As of the date of this Agreement, (i) 100 shares of Investments' common stock are issued and outstanding, all of which arevalidly issued, fully paid and nonassessable, and all of which have been issued in compliance with applicable securities laws, and (ii) the Bank owns all of Investments' capital stock. Except as set forth in Dairy State's Disclosure Schedule at Section 2.03(c), as of the date of this Agreement, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Investments or obligating Investments to issue or sell any shares of capital stock of, or other equity interests in Investments. There are no obligations, contingent or otherwise, of Investments to repurchase, redeem or otherwise acquire any shares of Investments' capital stock or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other entity.

                  SECTION 2.04 Authority. Dairy State has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this


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

Agreement by Dairy State and the consummation by Dairy State of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Dairy State are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than, with respect to the Merger, the approval and adoption of this Agreement by the holders of a majority of the outstanding shares of Dairy State's Common Stock in accordance with Wisconsin Law and Dairy State's Articles of Incorporation and Bylaws). This Agreement has been duly and validly executed and delivered by Dairy State and, assuming the due authorization, execution and delivery by FMB and Interim, constitutes the legal, valid and binding obligation of Dairy State enforceable in accordance with its terms.

                  SECTION 2.05      No Conflict, Required Filings and Consents.

                           (a) To the best knowledge of Dairy State, the
                  execution and delivery of this Agreement by Dairy State does not, and the performance of this Agreement by Dairy State shall not, (i) conflict with or violate the Articles of Incorporation or Bylaws of Dairy State or the Subsidiaries,
                  (ii) conflict with or violate any domestic (federal, state or local) or foreign law, statute, ordinance, rule, regulation, order, judgment or decree (collectively, "Laws") applicable to Dairy State or the Subsidiaries, or by which their respective properties are bound or affected, or (iii) result `in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Dairy State or the Subsidiaries pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Dairy State or any Subsidiary is a party or by which Dairy State or any Subsidiary or its or any of their respective properties are bound or affected, except for any such breaches, defaults or other occurrences that would not, individually or in the aggregate, have a Material Adverse Effect on Dairy State or the Subsidiaries, taken as a whole. The transactions contemplated herein (i) will not require a shareholder vote under section 180.1131 of the Wisconsin Law,
                  (ii) are not subject to the restrictions on business combinations set forth in section 180.1141 of the Wisconsin Law and (iii) are not subject to the control share voting restrictions set forth in section 180.1150 of the Wisconsin Law.

                           (b) To the best knowledge of Dairy State, the
                  execution and delivery of this Agreement by Dairy State does not, and the performance of this Agreement by Dairy State shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements, if any, of the Securities Act of 1933, as amended (the "Securities Act"), and the Securities Exchange of 1934, as amended (the "Exchange Act"), state securities or blue sky laws ("Blue Sky Laws"), BHCA, the banking laws and regulations of the State of Wisconsin (the "WBL"), and the filing and recordation of appropriate merger or other documents as required by Wisconsin Law and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Merger, or otherwise prevent Dairy State from performing its obligations under this Agreement, and would not have a Material Adverse Effect on Dairy State or the Subsidiaries, taken as a whole.

                  SECTION 2.06 Compliance, Permits. To the best knowledge of Dairy State, neither Dairy State nor any Subsidiary is in conflict with, or in default or violation of, (a) any law applicable to Dairy State or any Subsidiary or by which any of their respective properties are bound or affected, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Dairy State or any Subsidiary is a party or by which Dairy State or any Subsidiary or any of their respective properties are bound or affected, except for any such conflicts, defaults or violations which would not, individually or in the aggregate, have a Material Adverse Effect on Dairy State or the Subsidiaries, taken as a whole.

                  SECTION 2.07      Banking Reports and Financial Statements.

                           (a) During the five year period prior to the
                  Effective Time, Dairy State and the Subsidiaries have timely filed all forms, reports and documents required to be filed with the Federal Reserve Board, the administrator for the Division of Banking of the Wisconsin Department of Financial Institutions and any other applicable federal or state securities or banking authorities (all such reports and statements are collectively referred to as the "Dairy State Reports"). Dairy State Reports, including all Dairy State Reports filed after the date of this Agreement, (i) were or will be prepared in accordance with the requirements of applicable law and (ii) did not at the time they were filed, or will not at the time they are filed, contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

                           (b) Each of the consolidated financial statements of
                  Dairy State (including, in each case, any related notes thereto) delivered to FMB whether or not contained in Dairy State Reports (the "Financial Statements"), including, but not limited to, any Dairy State Reports filed since the date of this Agreement and prior to or at the Effective Time, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and each fairly presents the consolidated financial position of Dairy State and the Subsidiaries as of the respective dates thereof and the consolidated results of its operations and changes in financial position for the periods indicated, except that any unaudited interim financial statements were or are subject to normal and recurring yearend adjustments which were not or are not expected to be material in amount.

                           (c) Except as and to the extent set forth on the
                  consolidated balance sheet of Dairy State and the Subsidiaries as of December 31, 1998, including all notes thereto (the "Dairy State Balance Sheet"), neither Dairy State nor any of the Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet, or in the notes thereto, prepared in accordance with generally accepted accounting principles, except (i) for liabilities or obligations incurred in the ordinary course of business since December 31, 1998, that would not, individually or in the aggregate have a Material Adverse Effect on Dairy State or the Subsidiaries, taken as a whole, or (ii) as otherwise reflected in the reports referred to in Section 2.07(a) hereof.

                   SECTION 2.08 Absence of Certain Changes or Events. Except as disclosed in the Financial Statements or the Dairy State Disclosure Statement at
Section 2.08, since December 31, 1998, to the date of this Agreement, Dairy State and the Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since December 31, 1998, there has not been (a) any change in the financial condition, results of operations or business of Dairy State or the Subsidiaries having a Material Adverse Effect on Dairy State or the Subsidiaries, taken as a whole, (b) any damage, destruction or loss with respect to any assets of Dairy State or the Subsidiaries having a Material Adverse Effect on Dairy State or the Subsidiaries, taken as a whole, (c) any change by Dairy State or the Subsidiaries in their accounting methods, principles or practices, except for compliance with any applicable new requirements of the Financial Accounting Standards Board, (d) any revaluation by Dairy State or the Subsidiaries of any of their material assets in any material respect, (e) except in the ordinary course of business or as contemplated herein, any entry by Dairy State or any Subsidiary into any commitment or transactions material to Dairy State or the Subsidiaries, taken as a whole, (f) any declaration, setting aside or payment of any dividends or distributions in respect of shares of Dairy State Common Stock or except for the redemption of the Preferred Stock, any redemption, purchase or other acquisition of any of its securities or any of the securities of any Subsidiary, or (g) except for salary increases, bonuses or severance consistent with past practice, in the ordinary course of business or as contemplated herein, any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan, or any other increase in compensation payable or to become payable to any officers or key employees of Dairy State or any of the Subsidiaries.

                  SECTION 2.09 Absence of Litigation. Except as disclosed in Dairy State Disclosure Statement at Section 2.09 or the Dairy State Reports filed prior to the date of this Agreement: (a) neither Dairy State nor any Subsidiary is subject to any continuing order of, or written agreement or memorandum of understanding with, or continuing material investigation by, any federal or state banking authority or other governmental entity, or any judgment, order, writ, injunction, decree or award of any governmental entity or arbitrator, including, without limitation, cease-and-desist or other orders of any bank regulatory authority, (b) there is no claim of any kind, action, suit, litigation, proceeding, arbitration, investigation, or controversy affecting Dairy State or any Subsidiary pending or, to the knowledge of Dairy State, threatened, except for matters which individually seek damages not in excess of $20,000 and which otherwise will not have, and cannot reasonably be expected to have, a Material Adverse Effect on Dairy State or the Subsidiaries taken as a whole, and (c) there are no uncured material violations, or violations with respect to which material refunds or restitutions may be required, cited in any compliance report to Dairy State or any Subsidiary as a result of the examination by any regulatory authority.

                  SECTION 2.10      Employee Benefit Plans.

                           (a) The Dairy State Disclosure Schedule at Section 2.
                  10 lists all "employee pension benefit plans," as such term is defined in section 3(2) of the Employee Retirement Income Security Act of 1974 ("ERISA"), maintained, sponsored or contributed to by Dairy State or any Subsidiary (the "Pension Plans"). The term "Pension Plan" shall also include any terminated "employee pension benefit plan" previously maintained, sponsored or contributed to by Dairy State or any Subsidiary which, as of the Effective Time, has not distributed all of its assets in full satisfaction of accrued benefits and/or obligations.

                           (b) Dairy State Disclosure Schedule at Section 2.10
                  lists all "employee welfare benefit plans," as defined in ERISA section 3(l), maintained, sponsored or contributed to by Dairy State or any Subsidiary (the "Welfare Plans"). The term "Welfare Plans" shall also include any terminated employee welfare benefit plan previously maintained, sponsored or contributed to by Dairy State or any Subsidiary which, as of the Effective Time, has not distributed all of its assets and/or satisfied all of its obligations.

                           (c) Dairy State has made available to FMB true and
                  complete copies of the documents governing each of the Pension Plans and Welfare Plans as in effect at the Effective Time.

                           (d) Dairy State Disclosure Schedule at Section 2.10
                  lists all plans or programs to provide material fringe benefits to Dairy State's and Subsidiaries' employees (other than Pension Plans and Welfare Plans) including, but not limited to, vacation, sick leave, disability, medical, hospitalization, life insurance and other insurance plans or related benefits (the "Fringe Benefit Plans").

                           (e) Dairy State has not communicated to employees any
                  direct or indirect, formal or informal, plan, fund or program to change any Pension Plan, Welfare Plan or Fringe Benefit Plan that would affect any of Dairy State's or any Subsidiary's employees, except changes required by law. Neither Dairy State nor any Subsidiary has made a material modification, within the meaning of ERISA section 102 and the regulations thereunder, to any existing Pension Plan, Welfare Plan or Fringe Benefit Plan which is not set forth in the Pension Plan or Welfare Plan documents provided to FMB.

                           (f) Neither Dairy State nor any Subsidiary has been
                  obligated to contribute to any multi-employer plan within the meaning of ERISA section 3(37) within the six (6) years preceding the date of this Agreement.

                           (g) To Dairy State's knowledge, the Pension Plans,
                  Welfare Plans and Fringe Benefit Plans and the trusts and other funding vehicles related to the Pension Plans, Welfare Plans and Fringe Benefit Plans have been administered in all respects in compliance with the applicable requirements of ERISA, the Code, the plan documents and all other applicable rules, regulations and laws. The Pension Plans, Welfare Plans and Fringe Benefit Plans and the trusts or other funding vehicles related to the Pension Plans, Welfare Plans and Fringe Benefit Plans meet all applicable requirements, in form and in operation, for favorable tax treatment under the Code. All required contributions pursuant to the Pension Plans, Welfare Plans and Fringe Benefit Plans for all periods prior to the Effective Time have been made or will be made prior to the Effective Time. There are no pending or, to Dairy State's knowledge, threatened claims, lawsuits or arbitrations which have been asserted or instituted against the Pension Plans, Welfare Plans or Fringe Benefit Plans or any fiduciaries thereof with respect to their duties to the Pension Plans, Welfare Plans or Fringe Benefit Plans or the assets of any of the trusts under any Pension Plans, Welfare Plans or Fringe Benefit Plans, other than routine claims for benefits thereunder. No representations or communications with respect to participation, eligibility for benefits, vesting, benefit accrual or coverage under the Pension Plans, Welfare Plans or Fringe Benefit Plans have been made to the Dairy State's or Subsidiaries employees other than those which are in accordance with the terms of such Pension Plans, Welfare Plans or Fringe Benefit Plans in effect immediately prior to the Effective Time.

                           (h) With respect to any Welfare Plan which is a
                  "group health plan" as defined in Code section 4980B, Dairy State or Subsidiary in question has complied with the continuation coverage requirements of Code section 4980B for any periods prior to the Effective Time.

                           (i) Dairy State has furnished to FMB copies of the
                  governing investment prospectuses and all documents relating to the Pension Plans, Welfare Plans or Fringe Benefit Plans, including, but not limited to, the following: any service provider agreements, any investment management agreements, fiduciary insurance policies, fidelity bonds, rules, regulations or policies of the trustees or any committee thereunder, all of which are true and complete.

                           (j) To Dairy State's knowledge, since December 31,
                  1974, no fiduciary of the Pension Plans or Welfare Plans has engaged in any "prohibited transaction" (as defined in ERISA section 406 or Code section 4975) nor has any fiduciary breached any fiduciary responsibility, as described in Part 4 of Title I of ERISA with respect to such Pension Plans or Welfare Plans, for which exemption exists.

                           (k) Dairy State has no knowledge of the occurrence of
                  any event with respect to any Pension Plan which could result in a liability of Dairy State, any Subsidiary or any member of Dairy State's controlled group (within the meaning of Code section 414(b), (c) or (n)) to the Pension Benefit Guaranty Corporation ("PBGC"), other than the timely payment of premiums pursuant to section 4007 of ERISA. All required PBGC premiums have been paid for the periods through the Effective Time.

                           (l) No Welfare Plan or Fringe Benefit Plan provides
                  any form of postretirement health benefits to retired employees of Dairy State or any Subsidiary, other than benefits required to be provided pursuant to Code section 4980B.

                  SECTION 2.11 Employment Contracts, Material Contracts. Except as set forth in Dairy State's Disclosure Schedule at Section 2.11, neither Dairy State nor any Subsidiary is a party to or bound by (a) any employment or consulting contract that is not terminable without penalty by Dairy State or such Subsidiary on 60 days' or less notice, (b) any contract or commitment for capital expenditures in excess of $10,000.00 for any one (1) project, or (c) contracts or commitments for the purchase of materials or supplies or for the performance of services over a period of more than 60 days from the date of this Agreement.

                  SECTION 2.12 Title to Property. Dairy State's Disclosure Schedule at Section 2.12 correctly identifies all real property owned or leased by Dairy State and the Subsidiaries. Dairy State and each of the Subsidiaries has good and defensible title to all of their properties and assets, real and personal, tangible and intangible free and clear of all mortgage liens, and free and clear of all other liens, charges and encumbrances except liens for taxes not yet due and payable, pledges to secure deposits and such Minor imperfections of title, if any, as to not materially detract from the value of or interfere with the present use of the property affected thereby or which, individually or in the aggregate, would not have a Material Adverse Effect on Dairy State or the Subsidiaries, taken as a whole; and all leases pursuant to which Dairy State or any Subsidiary leases from others real or personal property including, without limitation, leases for branch offices are in good standing, valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing material default by Dairy State or any Subsidiary or to the knowledge of Dairy State, by any other party thereto or any event of default by Dairy State or any Subsidiary or, to the knowledge of Dairy State by any other party thereto (or event which with notice or lapse of time, or both, would constitute a material default by Dairy State or any Subsidiary and in respect of which Dairy State or any Subsidiary has not taken adequate steps to prevent such a default from occurring). Dairy State's and each Subsidiary's buildings and equipment in regular use have been reasonably maintained and are in good and serviceable condition, reasonable wear and tear excepted. None of the buildings, structures or appurtenances owned or leased by Dairy State or any Subsidiary for their operation or maintenance as now operated or maintained, contravenes any zoning ordinances or other administrative regulations (whether or not permitted because of prior nonconforming use) or violates any restrictive covenant or any provision of law, the effect of which would materially interfere with or prevent the continued use of such properties for the purposes for which they are now being used or would materially and adversely affect the value thereof.

                  SECTION 2.13      Compliance with Environmental Laws.

                           (a) Definitions. For purposes of this Section 2.13,
                  certain terms used in this Section are defined as follows:

                           (1) The term "Dairy State's Property" shall mean any
                  real property and improvements currently owned, leased or operated by Dairy State or any Subsidiary, including properties acquired by foreclosure, properties which the Bank has a present right to acquire upon foreclosure and which are owned by customers of the Bank who have received written notification of default, or properties held or operated in a fiduciary or managerial capacity.

                           (2) The term "Environmental Claims" shall mean any
                  and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations or proceedings relating in any way to any Environmental Law or Environmental Permit.

                           (3) The term "Environmental Laws" shall mean all
                  currently applicable federal, state and local laws including statutes, regulations and other governmental restrictions and requirements relating to the discharge of air pollutants, water pollutants or process wastewater or the disposal of solid or hazardous waste or otherwise relating to the environment or hazardous substances or employee health and safety.

                           (4) The term "Environmental Permits" shall mean all
                  permits, approvals, identification numbers, licenses and other authorizations required under any currently applicable Environmental Law.

                           (5) The term "Hazardous Substances" shall mean all
                  hazardous and toxic substances, wastes and material , any pollutants or contaminants (including, without limitation, petroleum products, asbestos and raw materials which include hazardous constituents); and any other similar substances or materials which are regulated under Environmental Laws.

                           (b) To Dairy State's knowledge and except as listed
                  on Schedule 2.13(b):

                           (1) All Environmental Permits (if any) required for
                  the conduct of Dairy State's and Subsidiaries' businesses and the use of Dairy State's Property (as presently conducted and used) in compliance with Environmental Laws are in full force and effect.

                           (2) Dairy State and the Subsidiaries have filed all
                  reports, returns and other filings required to be filed with respect to Dairy State's Property under Environmental Laws and the Environmental Permits except where the failure to do so would not have a material adverse effect on Dairy State's or Subsidiaries' businesses or financial condition, taken as a whole. Dairy State and/or the Subsidiaries have made no environmental filings after January 1, 1995.

                           (3) The business of Dairy State and the Subsidiaries
                  and Dairy State's Property have been and are being operated by Dairy State in accordance with all Environmental Laws and Environmental Permits. Neither Dairy State nor any of the Subsidiaries has received any written notice nor does Dairy State or any of the Subsidiaries have knowledge that Dairy State's Property is not in material compliance with all Environmental Laws and Environmental Permits and no proceeding for the suspension, revocation or cancellation of any Environmental Permit is pending or, to Dairy State's knowledge, threatened.

                           (4) There are no actions pending, or threatened
                  against Dairy State or any of the Subsidiaries (naming Dairy State or any Subsidiary), which in any case assert or allege
                  (i) Dairy State or any Subsidiary (naming Dairy State or any Subsidiary) violated any Environmental Law or Environmental Permit or are in default with respect to any Environmental Permit or any order, writ, judgment, variance, award or decree of any government authority; (ii) Dairy State or any of the Subsidiaries is required to clean up or take remedial or other response action due to the disposal, discharge or other release of any Hazardous Substance on Dairy State's Property or elsewhere; or (iii) Dairy State or any of the Subsidiaries is required to contribute to the cost of any past, present or future cleanup or remedial or other response action which arises out of or is related to the disposal, discharge or other release or any Hazardous Substance by Dairy State, the Subsidiaries or others. Dairy State, the Subsidiaries and Dairy State's Property are not subject to any judgment, stipulation, order, decree or agreement arising under Environmental Laws.

                            (5)With respect to the period during which Dairy
                  State or any of the Subsidiaries occupied Dairy State's Property (i) no Hazardous Substances have been treated, recycled or disposed of by Dairy State or any of the Subsidiaries (intentionally or unintentionally) on, under or at Dairy State's Property; (ii)
                   there has been no release or threatened release by Dairy State or any of the Subsidiaries of any Hazardous Substance from Dairy State's Property; (iii) there have been no activities on Dairy State's Property which would subject FMB, Interim, the Subsidiaries, or any subsequent occupier of the Dairy State Property to damages, penalties, injunctive relief or cleanup costs under any Environmental Laws or common law theory of liability.

                  SECTION 2.14 Absence of Agreements. Neither Dairy State nor any Subsidiary is a party to any written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter which restricts materially the conduct of its business (including any contract containing covenants which limit the ability of Dairy State or any Subsidiary to compete in any line of business or with any person or which involve any restriction of the geographical area in which, or method by which, Dairy State or any Subsidiary may carry on its business), or in any manner relates to its capital adequacy, its credit policies or its management nor has Dairy State or any Subsidiary been advised that any federal, state or governmental agency is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar submission.

                  SECTION 2.15 Taxes. During the six year period prior to the Effective Time, Dairy State and the Subsidiaries have timely filed all Tax Returns (as defined below) required to be filed by them, and Dairy State and the Subsidiaries have timely paid and discharged all Taxes (as defined below) due in connection with or with respect to the filing of such Tax Returns and have timely paid all other Taxes as are due, except such as are being contested in good faith by appropriate proceedings and with respect to which Dairy State is maintaining reservesadequate for their payment. To the best knowledge of Dairy State, the liability for Taxes set forth on each such Tax Return adequately reflects the Taxes required to be reflected on such Tax Return. For purposes of this Agreement, "Tax" or "Taxes" shall mean taxes, charges, fees levies, and other governmental assessments and impositions of any kind, payable to any federal, state, local or foreign governmental entity or taxing authority or agency, including, without limitation, (a) income, franchise, profits, gross receipts, estimated, ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, disability, employment, social security, workers compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes, (b) customs duties, imposts, charges, levies or other similar assessments of any kind, and (c) interest, penalties and additions to tax imposed with respect thereto, and "Tax Returns" shall mean returns, reports, and information statements with respect to Taxes required to be filed with the United States Internal Revenue Service (the "IRS") or any other governmental entity or taxing authority or agency, domestic or foreign, including, without limitation, consolidated, combined and unitary tax returns. Neither the IRS nor any other governmental entity or taxing authority or agency is now asserting, either through audits, administrative proceedings, court proceedings or otherwise, or, to the best of Dairy State's knowledge, threatening to assert against Dairy State or any Subsidiary any deficiency or claim for additional Taxes. Neither Dairy State nor any

Subsidiary has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax. There are no tax liens on any assets of Dairy State or any Subsidiary. Neither Dairy State nor any Subsidiary has received a ruling or entered into an agreement with the IRS or any other governmental entity or taxing authority or agency that would have a Material Adverse Effect on Dairy State or the Subsidiaries, taken as a whole. The accruals and reserves for taxes reflected in Dairy State's Balance Sheet are adequate to cover all Taxes accruable by Dairy State and the Subsidiaries on a consolidated basis through the date thereof (Including Taxes being contested) in accordance with generally accepted accounting principles. Except as may be set forth in Dairy State Disclosure Schedule at Section 2.15, no agreements relating to allocating or sharing of Taxes exist between Dairy State and the Subsidiaries.

                  SECTION 2.16 Insurance. Complete and correct copies of all material policies of fire, product or other liability, workers' compensation and other similar forms of insurance owned or held by Dairy State and the Subsidiaries have been delivered to FMB. Subject to expirations and renewals of insurance policies in the ordinary course of business, all such policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the date as of which this representation is being made have been paid (other than retrospective premiums which may be payable with respect to workers' compensation insurance policies), and no notice of cancellation or termination has been received with respect to any such policy. Such policies are and shall remain valid, outstanding and enforceable policies, and will not be terminated prior to the Effective Time. To the best knowledge of Dairy State, the insurance policies to which Dairy State or the Subsidiaries are parties are sufficient for compliance with all material requirements of law and all material agreements to which Dairy State or the Subsidiaries are parties and will be maintained by Dairy State and the Subsidiaries until the Effective Time. Neither Dairy State nor any Subsidiary has been refused any insurance with respect to any material assets or operations, nor has coverage been limited in any respect material to their operations by any insurance carrier to which they have applied for any such insurance or with which they have carried insurance during the last five (5) years.

                  SECTION 2.17 Absence of Adverse Agreements. Neither Dairy State nor any Subsidiary is a party to any agreement or instrument or any judgment, order or decree or any rule or regulation of any court or other governmental agency or authority which materially and adversely affects or in the future may have a Material Adverse Effect on the financial condition, results or operations, assets, business or prospects of Dairy State or the Subsidiaries, taken as a whole.

                  SECTION 2.18 Internal Controls and Records. Dairy State and each Subsidiary maintain books of account which accurately and validly reflect, in all material respects, all loans, mortgages, collateral and other business transactions and maintain accounting controls sufficient to ensure that all such transactions are (a) in all material respects, executed in accordance with its management's general or specific authorization, and (b) recorded in conformity with generally accepted accounting principles. There is no amendment to any lending agreement, collateral document or security which is not fully reflected in the books and records of Dairy State or the Subsidiaries.

                  SECTION 2.19 Loans. Except as disclosed in Dairy State Disclosure Schedule at Section 2.19, (a) the Bank is not a party to any written or oral loan agreement, note or borrowing arrangement which has been classified as "substandard", "doubtful", "loss", "other loans especially mentioned" or any comparable classifications by Dairy State or the Subsidiaries or banking regulators; (b) neither Dairy State nor any Subsidiary is a party to any written or oral loan agreement, note, or borrowing arrangement, including any loan guaranty, with any director or executive officer of Dairy State or any Subsidiary, or any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing; or (c) neither Dairy State nor any Subsidiary is a party to any written or oral loan agreement, vote or borrowing arrangement in violation of any law, regulation or rule of any governmental authority and which violation could have a Material Adverse Effect on Dairy State or the Subsidiaries, taken as a whole.

                  SECTION 2.20 Labor Matters. Except as will not cause a Material Adverse Effect to Dairy State or the Subsidiaries, (a) Dairy State and the Subsidiaries are in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice; (b) there is no unfair labor practice complaint against Dairy State or any Subsidiary pending before the National Labor Relations Board, (c) there is no labor strike, dispute, slowdown, representation campaign or work stoppage actually pending or to the knowledge of Dairy State, threatened against or affecting Dairy State or any Subsidiary; (d) no grievance or arbitration proceeding arising out of or under collective bargaining agreements is pending and no claim therefor has been asserted against Dairy State or any Subsidiary; and (e) neither Dairy State nor any Subsidiary is experiencing any material work stoppage.

                  SECTION 2.21 Brokers. Except as set forth in the Dairy State Disclosure Statement at Section 2.21, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Dairy State or the Subsidiaries.

                  SECTION 2.22 Full Disclosure. No statement contained in any document, certificate, or other writing furnished or to be furnished by or at the direction of Dairy State to FMB in, or pursuant to the provisions of, this Agreement contains or shall contain any untrue statement of a material fact or omits or shall omit to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.

                  SECTION 2.23 Vote Required. The affirmative vote of a majority of the votes that holders of the outstanding shares of Dairy State's Common Stock are entitled to cast is the only vote of the holders of any class or series of Dairy State's capital stock necessary to approve the Merger.

                                   ARTICLE III

                      REPRESENTATIONS AND WARRANTIES OF FMB

                  Except as set forth in the Disclosure Schedule attached hereto (the "FMB Disclosure Schedule"), FMB hereby represents and warrants to Dairy State that:

                  SECTION 3.01 Organization and Qualification. FMB is a bank holding company duly organized and validly existing under the laws of the State of Wisconsin and is registered with the Federal Reserve Board as bank holding company under the BHCA. FMB and Interim have the requisite corporate power and authority and are in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders (the "FMB Approvals") necessary to own, lease and operate their properties and to carry on their businesses as they are now being conducted, including appropriate authorizations from the Federal Reserve Board, except where the failure to be so organized and existing or to have such power, authority and FMB Approvals would not, individually or in the aggregate, have a Material Adverse Effect on FMB or Interim, taken as a whole. FMB has not received any notice of proceedings relating to the revocation or modification of any such FMB Approvals. FMB and Interim are duly qualified or licensed as foreign corporations to do business, and are in good standing, in each jurisdiction where the character of properties owned, leased or operated by them or the nature of their activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, either individually or in the aggregate, have a Material Adverse Effect on FMB or Interim taken as a whole.

                  SECTION 3.02 Authority. FMB and Interim have the requisite corporate power and authority to execute and deliver this Agreement and to perform their obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by FMB and Interim and the consummation by FMB and Interim of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of FMB and Interim and no other corporate proceedings on the part of FMB or Interim are necessary to authorize this Agreement or to consummate the transactions so contemplated hereby. This Agreement has been duly and validly executed and delivered by FMB and Interim and, assuming the due authorization, execution and delivery by Dairy State, constitutes the legal, valid and binding obligation of FMB and Interim.

                  SECTION 3.03      No Conflict, Required Filings and Consents.

                            (a) To the best knowledge of FMB, the execution and
                  delivery of this Agreement by FMB and Interim does not, and the performance of this Agreement by FMB and Interim shall not, (i) conflict with or violate the Articles of Incorporation or Bylaws of FMB or Interim, (ii) conflict with or violate any Laws applicable to FMB or Interim or by which their properties are bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any nights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of FMB or Interim pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which FMB or Interim is a party or by which FMB, Interim or their properties are bound or affected, except for any such breaches, defaults or other occurrences that would not, individually or in the aggregate, have a Material Adverse Effect on FMB or Interim, taken as a whole.

                            (b) To the best knowledge of FMB, the execution and
                  delivery of this Agreement by FMB and Interim do not, and the performance of this Agreement by FMB and Interim shall not, require any consent, approval, authorization or permit of, or filming with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements of the BHCA, the WBL, and the filing and recordation of appropriate merger or other documents as required by Wisconsin Law, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Merger, or otherwise prevent FMB and Interim from performing their obligations under this agreement, and would not have a Material Adverse Effect on FMB or Interim, taken as a whole.

                  SECTION 3.04 Compliance, Permits. To the best knowledge of FMB, neither FMB nor Interim is in conflict with, or in default or violation of (a) any Law applicable to FMB or Interim or by which their property is bound or affected, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which FMB or Interim is a party or by which FMB or Interim or any of their properties are bound or affected, except for any such conflicts, defaults or violations which would not, individually or in the aggregate, have a Material Adverse Effect on FMB or Interim, taken as a whole.

                  SECTION 3.05      Securities Reports, Financial Statements.

                            (a) As of the date of this Agreement, FMB has
                  delivered to Dairy State in the form filed with the SEC its Annual Report on Form 10K for the fiscal years ended December 31, 1998, (the "FMB SEC Report"). The SEC Reports, including all FMB SEC Reports filed after the date of this Agreement,
                  (i) were or will be prepared in accordance with the requirements of applicable law and (ii) did not at the time they were filed, or will not at the time they are filed, contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                            (b) The consolidated financial statements
                  (including, in each case,
                  any related notes thereto) contained in the FMB SEC Report, including any FMB SEC Reports filed since the date of this Agreement and prior to or on the Effective Time, have been or will be prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and each fairly presents the consolidated financial position of FMB and its subsidiaries as of the respective dates thereof and the consolidated results of its operations and changes in financial position for the periods indicated, except that any unaudited interim financial statements were or are subject to normal and recurring yearend adjustments which were not or are not expected to be material in amount.

                            (c) Except as and to the extent set forth on the
                  consolidated balance sheet of FMB and its subsidiaries as of December 31, 1998, including all notes thereto (the "FMB Balance Sheet"), neither FMB nor its subsidiaries have any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet, or in the notes thereto, prepared in accordance with generally accepted accounting principles, except for liabilities or obligations incurred in the ordinary course of business since December 31, 1998, which would not, individually or in the aggregate, have a Material Adverse Effect on FMB or its subsidiaries, taken as a whole.

                  SECTION 3.06 Absence of Certain Changes or Events. Since December 31, 1998, to the date of this Agreement, FMB and its subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since December 31, 1998, there has not been
(a) any change in the financial condition, results of operations or business of FMB or its subsidiaries having a Material Adverse Effect on FMB or its subsidiaries, taken as a whole, (b) any damage, destruction or loss (whether or not covered by insurance) with respect to any assets of FMB or its subsidiaries having a Material Adverse Effect on FMB or its subsidiaries, taken as a whole,
(c) any change by FMB in its accounting methods, principles or practices, (d) any revaluation by FMB of any of its material assets in any material respect, or
(e) to the date of this Agreement, any entry by FMB or any of its subsidiaries into any commitment or transactions material to FMB or its subsidiaries, taken as a whole.

                  SECTION 3.07 Absence of Litigation. Except as disclosed in the FMB Disclosure Schedule at Section 3.07 and in the FMB SEC Reports filed prior to the date of this Agreement, there is no claim, action, suit, litigation, proceeding, arbitration, investigation, or controversy of any kind affecting FMB or any of FMB's subsidiaries pending or, to the knowledge of FMB, threatened, except for matters which individually seek damages not in excess of $100,000 and which otherwise will not have, and cannot reasonably be expected to have, a Material Adverse Effect on FMB or its subsidiaries taken as a whole, and there are no uncured material violations, or violations with respect to which material refunds or restitutions may be required, cited in any compliance report to FMB or any of FMB's subsidiaries as a result of an examination by any bank regulatory authority.

                  SECTION 3.08 Absence of Agreements. Neither FMB nor Interim is a party to any written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter which restricts materially the conduct of its business (including any contract containing covenants which limit the ability of FMB or Interim to compete in any line of business or with any person or which involve any restriction of the geographical area in which, or any method by which, FMB or Interim may carry on its business (other than as may be required by Law or applicable regulatory authorities)), or in any manner relates to its capital adequacy, its credit policies or its management, except for those the existence of which has been disclosed to Dairy State prior to the date of this Agreement, nor has FMB or Interim been advised that any federal, state or governmental agency is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar submission, except as may be disclosed by FMB in the FMB Disclosure Schedule at
Section 3.08.

                  SECTION 3.09 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of FMB.

                  SECTION 3.10 Full Disclosure. No statement contained in any document, certificate, or other writing furnished or to be furnished by or at the direction of FMB to Dairy State, in or pursuant to the provisions of, this Agreement contains or shall contain any untrue statement of a material fact or omits or shall omit to state any material fact necessary, in the light of the circumstances under which it has been made, in order to make the statements herein or therein not misleading.

                  SECTION 3.11 Regulatory Approval. FMB knows of no reason or condition that would prevent the Merger from being approved by any regulatory agency.

                                   ARTICLE IV

                            COVENANTS OF DAIRY STATE

                  SECTION 4.01 Affirmative Covenants. Dairy State hereby covenants and agrees with FMB and Interim that prior to the Effective Time, unless the prior written consent of FMB shall have been obtained and except as otherwise contemplated herein, it will and/or it will cause each Subsidiary to:

                            (a) operate its business only in the usual, regular
                  and ordinary course consistent with past practices;

                            (b) use reasonable efforts to preserve intact its
                  business organization
                  and assets, maintain its rights and franchises, retain the services of its officers and key employees and maintain its relationships with customers;

                            (c) use reasonable efforts to maintain and keep its
                  properties in as good repair and condition as at present, ordinary wear and tear excepted;

                            (d) use reasonable efforts to keep in full force and
                  effect insurance and bonds comparable in amount and scope of coverage to that now maintained by it;

                            (e) perform in all material respects all obligations
                  required to be performed by it under all material contracts, leases, and documents relating to or affecting its assets, properties, and business;

                            (f) purchase and sell securities in accordance with
                  the guidelines set forth on the Dairy State Disclosure Schedule at Section 4.01;

                            (g) with respect to the Bank, maintain as of July
                  30, 1999 and thereafter a loan loss reserve of not less than .894 percent of period ending loans;

                            (h) comply with and perform in all material respects
                  all obligations and duties imposed upon it by all applicable laws;

                            (i) comply with the capital requirements set forth
                  on the Dairy State Disclosure Schedule to Section 4.01; and

                            (j) fully expense as the end of the month prior to
                  the Effective Time all expenses (including fees) incurred by Dairy State or the Bank in connection with the consummation of the transaction contemplated hereby (except for fees for services actually rendered after the end of the month prior to the Effective Time).

                            SECTION 4.02 Negative Covenants. Except as
specifically contemplated by this Agreement, from the date of this Agreement until the Effective Time, Dairy State shall not do, or permit the Subsidiaries to do, without the prior written consent of FMB, any of the following:

                            (a) (i) grant any increase in compensation or grant
                  any bonuses (incentive or special) to its employees as a class, or to its officers or directors, except in accordance with past practice or as required by law or increases which are not material, (ii) effect any change in retirement benefits to any class of employees or officers (unless any such change shall be required by applicable law) which would increase its retirement benefit liabilities, (iii) adopt, enter into, amend or modify any employee benefit plan or make any adjustments pursuant to any employee benefit plan, or (iv) enter into or amend any employment, severance or similar agreements or arrangements with any directors or officers, other than as is consistent with the normal severance policies of Dairy State and the Subsidiaries in effect on the date of this Agreement;

                            (b) except as set forth on Schedule 4.02, declare or
                  pay any dividend on, or make any other distribution in respect of, its outstanding shares of capital stock; provided, however, that, prior to the Effective Time, Dairy State may pay aggregate dividends on the Dairy State Preferred Stock and the Dairy State Common stock equivalent to net earnings during the period from January 1 through the end of the month prior to the Effective Time as determined by the assurante practice of KPMG, LLP; after accruing the liabilities for any increase in the loan loss reserve required by Section 4.01(g), and the liability for expenses of the transaction as required by
                  Section 4.01(j);

                            (c) (i) except as set forth on Schedule 4.02,

                  redeem, purchase or otherwise acquire any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, or any options, warrants, conversion or other rights to acquire any shares of its capital stock or any such securities or obligations; (ii) merge with or into any other corporation or bank, permit any other corporation or bank to merge into it or consolidate with any other corporation or bank, or effect any reorganization or recapitalization; (iii) purchase or otherwise acquire any assets or stock of any corporation, bank or other business; (iv) liquidate, sell, dispose of, or encumber any assets or acquire any assets, other than in the ordinary course of its business consistent with past practice; or (v) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

                            (d) issue, deliver, award, grant or sell, or
                  authorize or propose the issuance, delivery, award, grant or sale of, any shares of any class of its capital stock (including shares held in treasury) or any rights, warrants or options to acquire, any such shares;

                            (e) initiate, solicit or encourage (including by way
                  of furnishing information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Competing Transaction (as such term is defined below), or negotiate with any person in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, or authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any Subsidiary to take any such action, and Dairy State shall promptly notify FMB orally and in writing of all of the relevant details relating to all inquiries and proposals which it may receive relating to any of such matters;

                  provided, however, that nothing contained in this subsection
                  (e) shall prohibit the Board of Directors of Dairy State from furnishing or permitting any of its officers, directors, employees, investment bankers, financial advisors, attorneys, accountants or other representative to furnish information to any party which requests information as to Dairy State and the Subsidiaries if (i) the Board of Directors of Dairy State, after consultation with and based upon the written advice of independent legal counsel, determines in good faith that such action is required for the Board of Directors of Dairy State to comply with its fiduciary duties to shareholders imposed by law and (ii) prior to furnishing such information to such party, Dairy State receives from such party an executed confidentiality agreement in reasonably customary form. For purposes of this Agreement, "Competing Transaction" shall mean any of the following involving Dairy State or any Subsidiary:
                  (i) any merger, consolidation, share exchange, business combination, or other similar transactions; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of ten percent or more of assets in a single transaction or series of transactions, excluding from the calculation of the percentage hereunder any such transactions undertaken in the ordinary course of business and consistent with past practice; (iii) any sale of ten percent or more of shares of capital stock (or securities convertible or exchangeable into or otherwise evidencing, or any agreement or instrument evidencing, the right to acquire capital stock);
                  (iv) any tender offer or exchange offer for ten percent or more of outstanding shares of capital stock; (v) any solicitation of proxies in opposition to approval by Dairy State's shareholders of the Merger; (vi) the filing of an acquisition application (or the giving of acquisition notice) whether in draft or final form under the BHCA or the Change in Bank Control Act with respect to Dairy State or the Subsidiaries; or (vii) any person shall have acquired beneficial ownership or the right to acquire beneficial ownership of, or any to "group" (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, 10% or more of the then outstanding shares of capital stock;

                            (f) change any lending, investment, liability
                  management or other material policies concerning the business or operations of Dairy State or any Subsidiary in any material respect; organize any new subsidiaries or enter into any new nonbanking line of business whether or not permissible under applicable Federal or state law, or make any material changes in its operations;

                            (g) (i) incur or assume any material obligation or
                  liability, including without limitation any obligation for borrowed money, whether or not evidenced by a note, bond, debenture or similar instrument and whether or not being incurred to reduce other existing liabilities, or make any loan (not including any loan renewal of a loan not then classified as "substandard," "doubtful," "loss," "other loans especially mentioned" or any comparable classifications by Dairy State, the Subsidiaries or banking regulators) in an amount greater than $500,000.00 (except for loans for which applications have been made prior to the date hereof) or investment (including U.S. Treasury Securities) in an amount greater than $100,000.00, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingent or otherwise) for the obligations of any other person or entity; (iii) mortgage, license, pledge or grant a security interest in any of its material assets or allow to exist any material lien thereon; except (A) for liabilities and obligations (including corporate debt issuances) incurred in the ordinary course of business consistent with past practices and in amounts not material to Dairy State or the Subsidiaries; and (B) as may be required under existing agreements to which Dairy State or any Subsidiary is a party; (iv) acquire assets (including equipment) or securities in excess of $25,000 in the aggregate (excluding loans to customers and investments permitted in (i) above; (v) enter into any other contract or agreement involving annual payments by Dairy State or any Subsidiary or the other party or parties thereto in excess of $25,000; (vi) pay, discharge, or satisfy any debts or claims not in the ordinary course of business and consistent with past practices; (vii) settle any claim, action, suit, litigation, proceeding, arbitration, investigation or controversy of any kind, for any amount in excess of $25,000 or in any manner which would restrict in any material respect the operations or business of Dairy State or the Subsidiaries; (viii) purchase any new financial product or instrument which involves entering into a contract with a term of six months or longer; or (ix) take any action or fall to take any action which individually or in the aggregate can be expected to have a Material Adverse Effect on Dairy State or the Subsidiaries, taken as a whole; or

                            (h) agree in writing or otherwise to do any of the
                  foregoing.

                  SECTION 4.03      Access and Information.

                            (a) Prior to the Effective Time and upon reasonable
                  notice, and without unreasonable disruption to the business carried on by Dairy State or the Subsidiaries, Dairy State shall (and shall cause the Subsidiaries to) afford to FMB's officers, employees, accountants, legal counsel and other representatives access, during normal business hours, to all its properties, books, contracts, commitments and records (other than the portions of Dairy State board of director minutes which discuss merger proposals and other than any records which, in the reasonable judgment of Dairy State would, if disclosed, cause Dairy State or any Subsidiary to waive its attorney-client privilege with respect to the content of such records.) Prior to the Effective Time, Dairy State shall (and shall cause each Subsidiary to) furnish promptly to FMB (i) a copy of each Dairy State Report filed by it (to the extent permitted by Law) after the date of this Agreement and prior to the Effective Time pursuant to the requirements of the BHCA, any other federal or state banking laws or any other applicable laws promptly after such documents are available; (ii) the monthly consolidated financial statements of Dairy State and the Subsidiaries; (iii) a summary of any action taken by the Board of Directors, or any committee thereof, of Dairy State and the Subsidiaries; and (iv) all other information concerning the business, properties and personnel of Dairy State or the Subsidiaries as FMB may reasonably request.

                            (b) Any information provided to FMB by Dairy State
                  or the Subsidiaries, whether prior to or subsequent to the date of this Agreement, shall be kept confidential by the representatives of FMB (and shall be used by them only in connection with this Agreement and the transactions contemplated hereby) except to the extent that (i) it was already known to such representatives when received, (ii) it hereafter becomes lawfully obtainable from other sources, or
                  (iii) it is required to be disclosed by FMB in any document required to be filed with any government agency. Upon any termination of this Agreement pursuant to Section 8 hereof, FMB agrees to promptly return all information and documents that it has obtained from Dairy State in connection herewith. To the extent that the terms of this Section 4.03(b) are inconsistent with the terms of the Confidentiality Agreement dated April 15, 1999 between Dairy State and FMB, the terms of the Confidentiality Agreement shall control.

                  SECTION 4.04      Expenses.

                            (a) Except as provided in Section 8.02, below, all Expenses (as described below) incurred by FMB and Dairy State shall be borne solely and entirely by the party which has incurred the same.

                            (b) "Expenses" as used in this Agreement shall include all reasonable out-of-pocket expenses (including without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to the party and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation and execution of this Agreement, the solicitation of shareholder approvals and all other matters related to the closing of the transactions contemplated hereby.

                  SECTION 4.05 Delivery of Shareholder List. Dairy State shall deliver to FMB or its designee, from time to time prior to the Effective Time, a true and complete list setting forth the names and addresses of the shareholders of Dairy State, their holdings of stock as of the latest practicable date, and such other shareholder information as FMB may reasonably request.

                                    ARTICLE V

                                COVENANTS OF FMB

                  SECTION 5.01 Affirmative Covenants. FMB hereby covenants and agrees with Dairy State that prior to the Effective Time Unless the prior written consent of Dairy State shall have been obtained, and except as otherwise contemplated herein it will and will cause Interim to:

                            (a) maintain its corporate existence in good
                  standing and maintain all books and records in accordance with accounting principles and practices as utilized in FMB's financial Statements applied on consistent basis; and

                            (b) conduct its business in a manner that does not
                  violate any law, except for possible violations which individually or in the aggregate do not, and insofar as reasonably can be foreseen, in the future will not, have a Material Adverse Effect on FMB or its subsidiaries, taken as a whole.

                  SECTION 5.02 Indemnification. In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any individual who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer or employee of Dairy State or any Subsidiary (the "Indemnified Parties"), is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he or she is or was a director, officer or employee of Dairy State or any Subsidiary or any of their respective predecessors, or (ii) this Agreement or the Plan of Merger or any of the transactions contemplated hereby or thereby, whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate and use reasonable efforts to defend against and respond thereto. It is understood and agreed that after the Effective Time, FMB shall indemnify and hold harmless, as and to the fullest extent permitted by law, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney's fees and expenses and in advance of the final disposition of any claim, suit, proceeding or investigation incurred by each Indemnified Party to the fullest extent permitted by law upon receipt of any undertaking required by applicable law), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Time), the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with the Surviving Corporation. The Surviving Corporation's obligations under this Section 5.02 shall continue in full force and effect for a period of three years from the Effective Time; provided, however, that all rights to indemnification in respect of any claim asserted or made within such period shall continue until the final disposition of such claim.

                  SECTION 5.03 Directors' and Officers' Insurance. The Surviving Corporation shall use reasonable efforts (i) to obtain, after the Effective Time, directors' and officers' liability insurance coverage for the officers and directors of Dairy State and any Subsidiary, to the extent that the same is economically practicable, and (ii) either (A) to cause the individuals serving as officers and directors of Dairy State or any Subsidiary immediately prior to the Effective Time to be covered for a period of three years from the Effective Time by the directors' and officers' liability insurance policies maintained by the Surviving Corporation, or to (B) substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not less advantageous than the policies previously maintained by Dairy State with respect to acts or omissions prior to the Effective Time which were committed by such officers and directors in their capacity as such.

                                   ARTICLE VI

                              ADDITIONAL AGREEMENTS

                  SECTION 6.01 Meeting of Shareholders. Dairy State and its officers and directors shall: (a) cause Dairy State's shareholders meeting to be duly called and held as soon as practicable to consider and vote upon the Merger and any related matters in accordance with the applicable provisions of applicable law, (b) submit this Agreement to Dairy State's shareholders together with a recommendation for approval by the Board of Directors of Dairy State, (c) solicit the approval thereof by Dairy State's shareholders by mailing or delivering to each shareholder a Proxy Statement, and (d) use their best efforts to obtain the approval and adoption of the Merger by the requisite percentage of Dairy State's shareholders.

                  SECTION 6.02 Appropriate Action, Consents, Filings. Dairy State and FMB and Interim shall use all reasonable efforts to (a) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable law to consummate and make effective the transactions contemplated by this Agreement, (b) obtain all consents, licenses, permits, waivers, approvals, authorizations or orders required under Law (including, without limitation, all foreign and domestic (federal, state and local) governmental and regulatory rulings and approvals and parties to contracts) in connection with the authorization, execution and delivery of this Agreement and the consummation by them of the transactions contemplated hereby and thereby, including, without limitation, the Merger; and
(c) make all necessary filings, and thereafter make any other required submissions, with respect to the Agreement and the Merger required under (i) any applicable federal or state banking laws and (ii) any other applicable law; provided that FMB and Dairy State shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the nonfiling party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith. Dairy State and FMB shall furnish all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable law (including all information required to be included in the Proxy Statement in connection with the transactions contemplated by this Agreement. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall use all reasonable efforts to take all such necessary action.

                  SECTION 6.03 Notification of Certain Matters. Dairy State shall give prompt notice to FMB, and FMB shall give prompt notice to Dairy State, of (a) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate, and (b) any failure of Dairy State or FMB, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.03 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

                  SECTION 6.04 Public Announcements. FMB and Dairy State shall consult with each other before issuing any press release or otherwise making any public statements with respect to the Merger and shall not issue any such press release or make any such public statement prior to such consultation and with mutual consent of both parties, except as may be required by law.

                  SECTION 6.05 Environmental Matters. In the event an environmental consultant (the "Environmental Consultant") retained by FMB discovers or determines the existence of any environmental condition (including, without limitation, a spill, discharge, or contamination) the result of which, in the opinion of the Environmental Consultant, requires investigative or remedial action pursuant to any federal, state, or local law, statute or regulation or may be the basis for the assertion of any third-party claims, including the claims of governmental entities, FMB shall promptly notify Dairy State not later than thirty (30) days from the date of this Agreement . Upon receipt of such notice, Dairy State shall, (i) at its sole cost and expense, proceed with due diligence to take reasonably appropriate action in response thereto (the "Environmental Expense"), or (ii) have the option to terminate this Agreement with the effect set forth in Section 8.02(a) if the Environmental Expense exceeds $250,000; provided, however, Dairy State shall not have the option to terminate if FMB agrees to pay the amount of Environmental Expense that exceeds $250,000.

                                   ARTICLE VII

                              CONDITIONS OF MERGER

                  SECTION 7.01 Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

                            (a) Shareholder Approval. This Agreement and the
                  Merger shall have been approved and adopted by the requisite vote of the shareholders of Dairy State.

                            (b) Regulatory Approvals. The Merger shall have been
                  approved by the Federal Reserve Board, the Division of Banking of the Wisconsin Department of Financial Institutions and all other required regulatory approvals, which approvals shall not contain any condition which is not reasonably satisfactory to FMB or Dairy State, all conditions required to be satisfied prior to the Effective Time imposed by the terms of such approvals shall have been satisfied and all waiting periods relating to such approvals shall have expired.

                            (c) No Order. No federal or state governmental or
                  regulatory authority or other agency or commission, or federal or state court of competent jurisdiction, shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect restricting, preventing or prohibiting consummation of the transactions contemplated by this Agreement.

                  SECTION 7.02 Additional Conditions to Obligations of FMB. The obligations of FMB to effect the Merger are also subject to the following conditions:

                            (a) Representations and Warranties. Each of the
                  representations and warranties of Dairy State contained in this Agreement shall be complete and correct in all material respects (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be true and correct in all respects) as of the Effective Time as though made at the Effective Time with the same force and effect as if made on and as of the Effective Time. FMB shall have received a certificate of the Chief Executive Officer of Dairy State to that effect.

                            (b) Agreements and Covenants. Dairy State shall have
                  performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

                            (c) Consents Obtained. All material consents,
                  waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made by Dairy State for the authorization, execution and delivery of this Agreement and the consummation by it of the transactions contemplated hereby shall have been obtained and made by Dairy State.

                            (d) No Challenge. There shall not be pending any
                  action, proceeding or investigation before any court or administrative agency or by any government agency or any other person (i) challenging or seeking material damages in connection with the Merger or (ii) seeking to restrain, prohibit or limit the exercise of full rights of ownership or operation by FMB or its subsidiaries of all or any portion of the business or assets of Dairy State or any of the Subsidiaries, which in either case is reasonably likely to have a Material Adverse Effect on either Dairy State or the Subsidiaries, taken as a whole, or FMB or its subsidiaries, taken as a whole.

                            (e) Opinion of Counsel. FMB shall have received from
                  Foley and

                  Lardner or other independent counsel for Dairy State reasonably satisfactory to FMB, an opinion dated the Effective Time, in form and substance reasonably satisfactory to FMB, covering the matters set forth in Exhibit C hereto, which opinion shall be based on such assumptions and containing such qualifications and limitations as are appropriate and reasonably satisfactory to FMB.

                            (f) Non-Competition Agreement. FMB shall have
                  entered into Non-Competition Agreements with Robert A. Chiples and Donald R. Sippel in substantially the form of Exhibit D.

                            (g) Burdensome Condition. There shall not be any
                  action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, by any federal or state governmental entity which, in connection with the grant of any regulatory approval, imposes any condition or restriction upon Dairy State or FMB or their respective subsidiaries (or the Surviving Corporation or its subsidiaries after the Effective Time), including, without limitation, any requirement to raise additional capital, which would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement as to render inadvisable the consummation of the Merger.

                            (h) Environmental Report. FMB shall have received
                  from its Environmental Consultant a written environmental evaluation of Dairy State's Property evidencing that:

                                     i)  Dairy State's Property complies with
                  all Environmental Laws;

                                     ii)  no capital improvements should be
                  reasonably required to maintain compliance with all Environmental Laws; and

                                     iii) there are no material contingent
                  liabilities affecting Dairy State's Property arising under Environmental Laws or under Environmental Permits; or Dairy State shall have complied with all of its obligations under
                  Section 6.05.

                            (i) Equity. Dairy State's consolidated equity as of
                  the Effective Time shall be not less than $5,660,750.00 (excluding the amount of any additions to the loan loss reserve (net tax effect) required to meet the condition of
                  Section 7.02(k) compared to the covenant of Section 4.01(g)).

                            (j) Redemption of Preferred Stock. Dairy State shall
                  have furnished FMB evidence reasonably satisfactory to FMB's counsel that the Preferred Stock has been redeemed.

                            (k) Loan Loss Reserve. The Bank shall have a loan
                  loss reserve of not less than 1% as the end of the month prior to the Effective Time.

                  SECTION 7.03 Additional Conditions to Obligations of Dairy State. The obligation of Dairy State to effect the Merger is also subject to the following conditions:

                            (a) Representations and Warranties. Each of the representations and warranties of FMB contained in this Agreement shall be complete and correct in all material respects (except that where any statement in a representation or warranty expressly includes a statement of materiality, such statement shall be true and correct in all respects) as of the Effective Time as though made on and as of the Effective Time with the same force and effect as if made on and as of the Effective Time. Dairy State shall have received a certificate of the President of FMB to that effect.

                            (b) Agreements and Covenants. FMB and Interim shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time.

                            (c) Consents Obtained. All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made by FMB and Interim for the authorization, execution and delivery of this Agreement and the consummation by it of the transactions contemplated hereby shall have been obtained and made by FMB.

                            (d) Opinion of Counsel. Dairy State shall have received from Michael Best & Friedrich LLP, or other independent counsel for FMB reasonably satisfactory to Dairy State, an opinion dated the Effective Time, in form and substance reasonably satisfactory to Dairy State, covering the matters set forth in Exhibit E, which opinions shall be based on such assumptions and contain such qualifications and limitations as are appropriate and reasonably satisfactory to Dairy State.

                                  ARTICLE VIII

                        TERMINATION, AMENDMENT AND WAIVER

                  SECTION 8.01      Termination.

                            (a) This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of Dairy State:

                                 i) by mutual written consent of FMB and
                  Dairy State;

                                     ii) by Dairy State or FMB (A) if there has
                  been a breach in any material respect (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall have been breached in any respect) of any representation, warranty, covenant or agreement on the part of Dairy State, on the one hand, or FMB, on the other hand, respectively, set forth in this Agreement, or (B) if any representation or warranty of Dairy State, on the one hand, or FMB, on the other hand, respectively, shall be discovered to have become untrue in any material respect (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall have become untrue `in any respect), in either case which breach or other condition has not been cured within 10 business days following receipt by the non-terminating party of notice of such breach or other condition; provided, however, this Agreement may not be terminated pursuant to this clause (ii) by the breaching party or party making any representation or warranty which shall have become untrue in any material respect;

                                    iii) by either FMB or Dairy State if any
                  permanent injunction preventing the consummation of the Merger shall have become final and nonappealable,

                                     iv) by either FMB or Dairy State if the
                  Merger shall not have been consummated before April 30, 2000, for a reason other than the failure of the terminating party to comply with its obligations under this Agreement;,

                                      v) by either FMB or Dairy State if the
                  Federal Reserve Board or the Division of Banking of the Wisconsin Department of Financial Institutions has denied approval of the Merger and neither FMB nor Dairy State has, within thirty (30) days after the entry of such order denying approval, filed a petition seeking review of such order as provided by applicable law;

                                     vi) by FMB if Dairy State fails to perform
                  all of its obligations under Section 6.05;

                                    vii) by FMB if all of the conditions set
                  forth in Section 7.02 are not satisfied on or before April 30, 2000;

                                   viii) by Dairy State if all of the
                  conditions set forth in Section 7.03 are not satisfied on or before April 30, 2000; and

                                     ix) by either FMB or Dairy State if all of
                  the conditions set forth in Section 7.01 are not satisfied on or before April 30, 2000.

                                      x) by either FMB or Dairy State if the
                  Merger shall not have been consumated by July 31, 2000 regardless of fault.

                            (b) In the event of termination and abandonment by
                  any party as provided above, written notice shall forthwith be given to the other parties, which notice shall specifically describe the basis for such termination.

                  SECTION 8.02      Effect of Termination.

                            (a) If the Merger is not consummated as the result
                  of termination of this Agreement caused otherwise than by breach of a party hereto, Dairy State and FMB each shall pay its own Expenses (as defined in Section 4.04 above) and this Agreement shall immediately terminate, except as set forth in
                  Section 9.01 hereof, and neither Dairy State nor FMB shall have any liability under this Agreement for damages or otherwise.

                            (b) If termination of this Agreement shall have been
                  caused by breach of this Agreement by any party hereto, then, in addition to other remedies at law or equity for breach of this Agreement, the party so found to have breached this Agreement shall indemnify and reimburse the other parties for their respective expenses.

                  SECTION 8.03 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the shareholders of Dairy State, no amendment may be made which would reduce the amount or change the type of consideration into which each share of Dairy State Common Stock shall be converted pursuant to this Agreement upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

                  SECTION 8.04 Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

                                   ARTICLE IX

                               GENERAL PROVISIONS

                  SECTION 9.01 NonSurvival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Article VIII, except that the agreements set forth in Sections 4.03(b), 4.04, 8.02 and Article IX hereof shall survive termination indefinitely.

                  SECTION 9.02 Disclosure Schedules. The schedules and information set forth in the Disclosure Schedules specifically refer to the Section (and paragraph, if applicable) of this Agreement to which such schedule and information is responsive. The Disclosure Schedules shall not vary, change or alter the literal meaning of the representations and warranties of the parties contained in this Agreement, other than creating exceptions thereto which are directly responsive to the language of the representations and warranties contained in this Agreement.

                  SECTION 9.03 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered or mailed if delivered personally or mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be if specified by like changes of address) and shall be effective upon receipt.

                            (a) If to Dairy State:

                                     Dairy State Financial Services, Inc.
                                     2323 Eastern Avenue
                                     P.O. Box 348
                                     Plymouth, WI 53073-0348
                                     Telecopier: (920) 892-2908
                                     Attention: Robert A. Chiples
                             with a copy to:

                                     Foley & Lardner
                                     777 East Wisconsin Avenue
                                     Milwaukee, WI 53202
                                     Telecopier: (414) 297-4900
                                     Attention:  Rodney H. Dow

                             If to FBM or Interim:

                                     First Manitowoc Bancorp, Inc.
                                     402 North 8th Street
                                     P.O. Box 10
                                     Manitowoc, WI 54221-0010
                                     Telecopier: (920) 683-5699
                                     Attention: Thomas J. Bare

                             With a copy to:

                                     Michael, Best & Friedrich
                                     100 East Wisconsin Avenue, Suite 3300
                                     Milwaukee, WI 53202
                                     Telecopier: (414) 2770656
                                     Attention: Frank J. Pelisek

                  SECTION 9.04 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                  SECTION 9.05 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

                  SECTION 9.06 Entire Agreement. This Agreement together with the Disclosure Schedules and Exhibits hereto constitutes the entire agreement of the parties and supersedes all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, are not intended to confer upon any other person any rights or remedies hereunder.

                  SECTION 9.07 Assignment. This Agreement shall not be assigned by operation of law or otherwise, except that FMB may assign all or any of its rights hereunder to any affiliate provided that no such assignment shall relieve the assigning party of its obligations hereunder, and the assignee agrees to be bound by the terms and conditions of this Agreement including the requirement of conversion and delivery of cash pursuant to Section 1.06 hereof

                  SECTION 9.08 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

                  SECTION 9.09 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Wisconsin, regardless of the laws that might otherwise govern under applicable principles of conflicts of law.

                  SECTION 9.10 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

                  IN WITNESS WHEREOF, FMB, Interim and Dairy State have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                          FIRST MANITOWOC BANCORP, INC.


                          By:
                             -------------------------------------------
                                      Thomas J. Bare, President


                          FMB INTERIM CORP.


                          By:
                             -------------------------------------------
                                      Thomas J. Bare, President


                          DAIRY STATE FINANCIAL SERVICES, INC.


                          By:
                             -------------------------------------------
                                      Robert A. Chiples, Chairman